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                                                                    EXHIBIT 99.1

                                                       CITIGATE
                                                       SARD VERBINNEN

NEWS

FOR IMMEDIATE RELEASE
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                               Contact:  George Sard/Anna Cordasco/Paul Caminiti
                                         Citigate Sard Verbinnen
                                         212/687-8080


             VECTOR GROUP LTD. TO ACQUIRE MEDALLION FOR $110 MILLION

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         MIAMI, FL, NOVEMBER 15, 2001 -- Vector Group Ltd. (NYSE: VGR) announced today that it has entered into a definitive agreement with The Medallion
Company, Inc., a discount cigarette manufacturer headquartered in Richmond, Virginia, and its principal stockholder Gary L. Hall whereby Medallion will merge into a subsidiary of Vector Group and Vector Group will acquire related assets from Mr. Hall. The total purchase price will consist of $75 million in cash and $35 million in Notes.

         Medallion is a member of the Master Settlement Agreement ("MSA") between the Attorneys General and the tobacco industry, under which Medallion has no payment obligation to the states as long as it does not exceed a national market share of approximately 0.28% (which equaled approximately 1.2 billion units/60 million packs in 2000). In the event that Medallion exceeds 0.28% market share, the Company is obligated to pay for the portion above 0.28% according to the formula set out in the MSA. Medallion's principal discount brand is USA and its other discount brands include VIRGINIAN and MARLIN. Medallion's cigarettes are distributed nationally through a variety of retail outlets, including Walmart.

        "We're very pleased to be welcoming Medallion into the Vector Group family of businesses in this accretive transaction," said Bennett S. LeBow, Chairman and Chief Executive Officer of Vector Group. "Medallion brings to Vector approximately 1.2 billion units annually with no payment obligation under the MSA, which should add significantly to Vector's earnings in coming periods."

         The transaction is expected to close early in the second quarter of 2002 and is conditioned upon receipt of antitrust approvals and other customary closing conditions.

         Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and a controlling interest in New Valley Corporation.

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